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                                                                   Exhibit 10.29



                                   AMENDMENT
                                      TO
                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                   NOONEY REAL PROPERTY INVESTORS TWO, L.P.



Section 5.2B of the Limited Partnership Agreement is amended to read as follows:

B. Without the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof), the General Partners shall not have the authority:

         (i) to sell or otherwise dispose of, at one time, all or substantially all of the assets of the Partnership (except for the disposition of the Partnership's final Property);

         (ii) to dissolve the Partnership (except pursuant to Section 2.4 hereof).

The General Partner shall have the authority to cause the Partnership to merge with any entity with the Consent of the Limited Partners (subject to the provisions of Section 10.11 hereof).

         For purposes of this Section 5.2B the term "substantially all" shall be deemed to mean either (i) sixty-six and two-thirds percent (66 2/3%) or more in number of the Properties then owned by the Partnership, or (ii) a Property or Properties representing sixty-six and two-thirds percent (66 2/3%) or more of the net book value of all of the Partnership's Properties as of the end of the most recently completed calendar quarter.



Section 5.2D(ii) of the Partnership Agreement is amended to read as follows:

         "(ii):   Acquire or lease any properties from or sell or lease any
         properties to the General Partners or their Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated [ ]."